UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

Irvine Sensors Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-08402	33-0280334
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue, Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 5, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with 8 accredited individual investors (each, an “Investor” and collectively, the “Investors”), pursuant to which Irvine Sensors Corporation (the “Company”) closed a private placement (the “Private Placement”) of secured promissory notes in the original aggregate principal amount of $502,000 (the “Notes”) and, as consideration for making the advances under the Notes, agreed to issue to the Investors an aggregate of 267,021 shares of the Company’s Common Stock (the “Shares”). Such Shares have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from registration. The number of Shares being issued equals 25% of the principal amount of the Notes divided by $0.47, which was at the last closing bid price of the Company’s Common Stock as determined in accordance with Nasdaq rules immediately preceding the Company entering into the binding Subscription Agreement to issue the Notes (the “Market Value”).

The Notes bear interest at 12.0% per annum and will mature and become payable 18 months following their issuance. All amounts payable under the Notes are accelerated upon the occurrence of certain bankruptcy-related events. The Notes are secured by a security agreement in substantially all of the Company’s assets and such security interest is senior to certain obligations of the Company to Longview Fund, LP and Alpha Capital Anstalt.

In accordance with the terms of the notes, the Company would be required to issue an additional number of shares of the Company’s Common Stock with a value equal to 12.5% of the principal amount of each Note in the event that such Note has not been paid in full on or before the six month anniversary of the issuance date of such Note (the “Six Month Date”), based on the greater of (x) the fair market value of the Company’s Common Stock as of the Six Month Date or (y) the fair market value of the Company’s Common Stock as of the date of issuance of the Note (the “Six Month Shares”); and an additional number of shares of the Company’s Common Stock with a value equal to 12.5% of the principal amount of each Note in the event that such Note has not been paid in full on or before the twelve month anniversary of the issuance date of such Note (the “Twelve Month Date”), based on the greater of (x) the fair market value of the Company’s Common Stock as of the Twelve Month Date or (y) the fair market value of the Company’s Common Stock as of the date of issuance of the Note (the “Twelve Month Shares”). The Company may at its option expand this Private Placement.

In consideration for services rendered as the lead placement agent in the Private Placement, the Company issued to J.P. Turner & Company, LLC (“JP Turner”) a five-year warrant to purchase 138,851 shares of the Company’s Common Stock at an exercise price of $0.47 per share (the “JP Warrant”), which represents 13% of the gross proceeds divided by the Market Value. JP Turner also will receive, in consideration for services rendered as lead placement agent, (i) cash commissions aggregating $40,160, which represents 8% of the gross proceeds, (ii) a management fee of $10,040, which represents 2% of the gross proceeds and (iii) an expense allowance fee of $15,060, which represents 3% of the gross proceeds.

On November 5, 2008, the Company also entered into a letter agreement with JP Turner pursuant to which the Company agreed to pay JP Turner $200,000 as consideration for services rendered in connection with the Company’s prior workout with Longview Fund, LP and Alpha Capital Anstalt regarding the Company’s subsidiary Optex Systems, Inc., which was payable in shares of the Company’s Common Stock valued at the Market Value, provided that the maximum number of shares would not exceed 300,000 shares. The closing of the Private Placement triggered this obligation, and the Company issued 300,000 shares (the “JP Shares”) of its Common Stock to JP Turner.

The Company has not granted registration rights with respect to the Shares, the JP Warrant or the JP Shares. The proceeds from the Private Placement will be used to finance the working capital needs of the Company. The Company had 5,341,958 shares of Common Stock outstanding immediately prior to the Private Placement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The sale and issuance of the Notes, the Shares, the JP Warrant and the JP Shares have been determined to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The Investors and JP Turner have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION
(Registrant)

Dated: November 10, 2008	/s/ JOHN J. STUART, JR.

John J. Stuart, Jr. Senior Vice President and Chief Financial Officer